PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: George Gutierrez Sr. Director, Global Communications & Content Strategy (831) 458-7537

Plantronics Announces Second Quarter Fiscal Year 2018 Financial Results
Q2 Results Exceed Guidance, Reflecting Record Enterprise Revenue

SANTA CRUZ, Calif., - October 31, 2017 - Plantronics, Inc. (NYSE: PLT) today announced second quarter Fiscal Year 2018 financial results. Highlights of the second quarter include the following (comparisons are against the second quarter Fiscal Year 2017):

•	Net revenues were $210.3 million, a decrease of 2.7% compared with $216.2 million, and above our guidance range of $200 million to $210 million

•	GAAP gross margin was 51.2% compared with 51.1%

◦	Non-GAAP gross margin was 51.6% compared with 51.4%

•	GAAP operating income was $30.2 million compared with $32.0 million

◦	Non-GAAP operating income was $39.4 million compared with $42.3 million

•	GAAP diluted earnings per share (“EPS”) was $0.59 compared with $0.63, and above our guidance range of $0.47 to $0.57

◦	Non-GAAP diluted EPS was $0.80 compared with $0.82, and above our guidance range of $0.61 to $0.71

Year-over-year GAAP Results
Year-over-year Non-GAAP Results

A reconciliation between our GAAP and non-GAAP results is provided in the tables at the end of this press release.

"We have been making investments to capitalize on long-term growth opportunities in software, analytics, and soundscaping that complement our hardware business," stated Joe Burton, President and Chief Executive Officer. "By innovating in these key areas we are deepening our customer relationships by offering intelligent solutions that provide valuable insights."

"Our SaaS and Soundscaping opportunities represent long-term revenue growth for us at favorable margins," stated Pam Strayer, Senior Vice President and Chief Financial Officer. "We expect these opportunities, combined with our continued focus on improving profitability, and the favorable resolution of the GN litigation, to drive improvements to our operating margins in both the short and long term."

Financial Highlights for the Second Quarter Fiscal Year 2018:

Revenue

Total net revenues for the second quarter of Fiscal Year 2018 were $210.3 million, down 2.7%, or $5.9 million compared to the second quarter last year. Enterprise net revenues of $162.9 million were up 5.4%, or $8.4 million, driven by growth of our UC revenues which were partially offset by a slight decline in non-UC headset revenues. Consumer net revenues were $47.4 million, down 23.1%, or $14.2 million, primarily driven by lower stereo Bluetooth revenues and the divestiture of our Clarity business. The continued decline of the mono Bluetooth market also negatively impacted Consumer revenues; however, our market share remains stable.

Total net revenues for the first half of Fiscal Year 2018 of $414.2 million were down 5.7%, or $25.1 million, compared to the first half of Fiscal Year 2017. Enterprise net revenues of $317.5 million were up 2.3%, or $7.1 million. Consumer net revenues were $96.7 million, a decrease of 24.9%, or $32.1 million. The increase in Enterprise revenues was driven by growth in UC revenues partially offset by declines in non-UC headset revenues.

Litigation

On October 18, 2017, we received a favorable verdict in the antitrust action brought by GN Netcom, Inc. in the U.S. District Court for the District of Delaware. Fees related to GN litigation were $6.3 million in the second quarter of Fiscal Year 2018, or an unfavorable impact of 300 basis points on operating margins. In the year-to-date period, GN related fees were $9.6 million, or an unfavorable impact of 240 basis points on operating margins.

“We are thrilled to have received a favorable jury verdict in the GN litigation in Delaware," stated Joe Burton, President and Chief Executive Officer. "We look forward to moving forward through the rest of our fiscal year with greater visibility and clarity, and with validation of our position that Plantronics has always operated fairly and lawfully in a highly competitive marketplace.”

Operating Expense

Total GAAP operating expenses for the second quarter of Fiscal Year 2018 were $77.5 million, down 1.3%, or $1.0 million compared to the prior year period. Total GAAP operating expenses for the first half of Fiscal Year 2018 were $157.3 million, down 1.9%, or $3.0 million compared to the prior year period.

Total Non-GAAP operating expenses for the second quarter of Fiscal Year 2018 were $69.1 million, which was flat compared to the prior year period. Total GAAP operating expenses for the first half of Fiscal Year 2018 were $137.9 million, down 4.3%, or $6.3 million compared to the prior year period.

GAAP and Non-GAAP operating expenses were down and flat, respectively, for the quarter, and down year-to-date, primarily due to lower employee compensation costs, driven primarily by lower variable compensation, as well as savings from restructuring actions and cost control initiatives. These decreases were partially offset by increased expenses related to the GN litigation.

Operating Income

GAAP operating income for the second quarter was $30.2 million, a decrease of 5.6%, or $1.8 million from the prior year quarter. As a percentage of revenues, GAAP operating income for the second quarter was 14.3%, compared to 14.8% in the prior year quarter. GAAP operating income for the first half of Fiscal Year 2018 was $53.6 million, a decrease of 15.2%, or $9.6 million. As a percentage of revenues, GAAP operating income for the first half of Fiscal Year 2018 was 12.9%, compared to 14.4% in the first half of Fiscal Year 2017.

Non-GAAP operating income for the second quarter was $39.4 million, a decrease of 6.7%, or $2.8 million. As a percentage of revenue, Non-GAAP operating income for the second quarter was 18.8%, compared to 19.6% in the prior year quarter. Non-GAAP operating income for the first half of Fiscal Year 2018 was $76.4 million, a decrease of 5.7%, or $4.6 million. As a percentage of revenues, Non-GAAP operating income was 18.4% in both the first half of Fiscal Year 2018 and 2017.

The decrease in GAAP and Non-GAAP operating income in the quarter- and year-to-date periods was primarily due to lower revenues partially offset by declines in operating expenses, as discussed above.

Earnings Per Share

Beginning in the second quarter of Fiscal Year 2018, we started applying the two-class method of calculating earnings per share for GAAP results. Non-GAAP diluted earnings per share continues to be reported under the treasury stock method.

GAAP diluted EPS for the second quarter was $0.59, down $0.04 and 6.3% compared to the prior year quarter.

Non-GAAP diluted EPS for the second quarter was $0.80, down $0.02 and 2.4% compared to the prior year quarter.

We repurchased approximately 589,000 shares of our common stock in the second quarter of Fiscal Year 2018 for approximately $25.7 million.

Balance Sheet and Cash Flow Highlights

We finished the second quarter of Fiscal Year 2018 with $606 million in cash and investments and generated $36 million in cash flow from operations during the quarter, which was flat compared to the prior year quarter.

Of the $606 million in cash and investments at the end of the second quarter of Fiscal Year 2018, $26 million was held domestically.

Capital expenditures for the second quarter and first half of Fiscal Year 2018 were $3.7 million and $6.8 million, or 1.8% and 1.6% of revenues, respectively. Our long-term expectation for capital expenditures is approximately 2.5% of revenues.

Plantronics Announces Quarterly Dividend of $0.15

We are also announcing that we have declared a quarterly dividend of $0.15 per common share, to be paid on December 8, 2017 to all shareholders of record as of the close of business on November 20, 2017.

Upcoming Events

Plantronics will be presenting at the Raymond James 2017 Technology Investors Conference on December 5, 2017. Information on how to access the presentation webcast can be found at investor.plantronics.com under Upcoming Events.
Business Outlook

The following statements are based on our current expectations, and many of these statements are forward-looking. Actual results are subject to a variety of risks and uncertainties and may differ materially from our expectations.

We currently expect the following range of financial results for the third quarter of Fiscal Year 2018 (all amounts assuming currency rates remain stable):

•	Net revenues of $215 million to $225 million;

•	GAAP operating income of $29 million to $34 million;

•	Non-GAAP operating income of $37 million to $42 million, excluding the impact of $8 million from stock-based compensation.

•	Assuming approximately 32 million diluted average weighted shares outstanding:

•	GAAP diluted EPS of $0.55 to $0.65;

•	Non-GAAP diluted EPS of $0.75 to $0.85; and

•	Cost of stock-based compensation, effect of participating securities, and GAAP only related tax charges to be approximately $0.20 per diluted share.

Please see our updated Investor Relations Presentation available on our corporate website at investor.plantronics.com.

We have a “book and ship” business model whereby we fulfill the majority of orders received within 48 hours of receipt of those orders. However, our backlog is occasionally subject to cancellation or rescheduling by our customers on short notice with little or no penalty. Therefore, there is a lack of meaningful correlation between backlog at the end of a fiscal period and net revenues in a succeeding fiscal period.

Our business is inherently difficult to forecast, particularly with continuing uncertainty in regional economic conditions and currency fluctuations, and there can be no assurance that expectations of incoming orders over the balance of the current quarter will materialize.

Conference Call and Prepared Remarks

Plantronics is providing a copy of prepared remarks in combination with its press release. These remarks are offered to provide shareholders and analysts with additional time and detail for analyzing results in advance of our quarterly conference call. The remarks will be available in the Investor Relations section of our website along with this press release.

We have scheduled a conference call to discuss second quarter Fiscal Year 2018 financial results. The conference call will take place today, October 31, 2017 at 2:00 PM (Pacific Time). All interested investors and potential investors in our stock are invited to participate. To listen to the call, please dial in five to ten minutes prior to the scheduled starting time and refer to the “Plantronics Conference Call.”  The dial-in from North America is (888) 301-8736 and the international dial-in is (706) 634-7260.

A replay of the call with the conference ID #55437189 will be available until December 31, 2017 at (855) 859-2056 or (800) 585-8367 for callers from North America and at (404) 537-3406 for all other callers. The conference call will also be simultaneously webcast in the Investor Relations section of our corporate website at investor.plantronics.com, and the webcast of the conference call will remain available on our website for one month. A reconciliation between our GAAP and non-GAAP results is provided in the tables at the end of this press release.

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a GAAP basis, we use non-GAAP measures of operating results, including non-GAAP operating income, non-GAAP net income and non-GAAP diluted EPS which exclude certain non-cash expenses and charges that are included in the most directly comparable GAAP measure. These non-cash charges and expenses include stock-based compensation related to stock options, restricted stock and employee stock purchases made under our employee stock purchase plan, purchase accounting amortization, restructuring and other related charges and credits, asset impairments, executive transition charges, and the impact of participating securities, all net of any associated tax impact. We also exclude tax benefits from the release of tax reserves, discrete tax adjustments including transfer pricing, tax deduction and tax credit adjustments, and the impact of tax law changes.  We exclude these expenses from our non-GAAP measures primarily because management does not believe they are part of our target operating model.  We believe that the use of non-GAAP financial measures provides meaningful supplemental information regarding our performance and liquidity and helps investors compare actual results with our long-term target operating model goals.  We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods; however, non-GAAP financial measures are not meant to be considered in isolation or as a substitute for, or superior to, gross margin, operating income, operating margin, net income or EPS prepared in accordance with GAAP.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to: (i) our belief that innovations in software, analytics and soundscaping will provide valuable insights to our customers and represent long-term revenue growth opportunities at favorable margins; (ii) our expectations that operating margins will improve in the short and long terms based on our focus on profitability, innovations, and resolution of our litigation with GN; (iii) our belief that we will have greater business visibility and clarity as a result of the verdict in the GN litigation; (iv) our expectations for long-term capital expenditures; (vii) estimates of GAAP and non-GAAP financial results for the third quarter of Fiscal Year 2018, including net revenues, operating income and diluted EPS; (viii) our estimates of stock-based compensation, as well as the impact of non-cash expenses on Non-GAAP operating income and diluted EPS for the third quarter of Fiscal Year 2018; and (vii) our estimate of weighted average shares outstanding for the third quarter of Fiscal Year 2018, in addition to other matters discussed in this press release that are not purely historical data. We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. Among the factors that could cause actual results to differ materially from those contemplated are:

•	Micro and macro-economic conditions in our domestic and international markets;

•
our ability to realize and achieve positive financial results projected to arise in the Enterprise market from UC adoption could be adversely affected by a variety of factors including the following: (i) as UC becomes more widely adopted, the risk that competitors will offer solutions that will effectively commoditize our headsets which, in turn, will reduce the sales prices for our headsets; (ii) our plans are dependent upon adoption of our UC solution by major platform providers and strategic partners such as Microsoft Corporation, Cisco Systems, Inc., Avaya, Inc., Alcatel-Lucent, and Huawei, and our influence over such providers with respect to the functionality of their platforms or their product offerings, their rate of deployment, and their willingness to integrate their platforms and product offerings with our solutions is limited; (iii) delays or limitations on our ability to timely introduce solutions that are cost effective, feature-rich, stable, and attractive to our customers within forecasted development budgets; (iv) our successful implementation and execution of new and different processes involving the design, development, and manufacturing of complex electronic systems composed of hardware, firmware, and software that works seamlessly and continuously in a wide variety of environments and with multiple devices; (v) failure of UC solutions generally, or our solutions in particular, to be adopted with the breadth and speed we anticipate (vi) our sales model and expertise must successfully evolve to support complex integration of hardware and software with UC infrastructure consistent with changing customer purchasing expectations; (vii) as UC becomes more widely adopted we anticipate that competition for market share will increase, particularly given that some competitors may have superior technical and economic resources; (vii) (viii) sales cycles for more complex UC deployments are longer as compared to our traditional Enterprise products; (ix) our inability to timely and cost-effectively adapt to changing business requirements may impact our profitability in this market and our overall margins; and (x) our failure to expand our technical support capabilities to support the complex and proprietary platforms in which our UC products are and will be integrated;

•
failure to match production to demand given long lead times and the difficulty of forecasting unit volumes and acquiring the component parts and materials to meet demand without having excess inventory or incurring cancellation charges;

•	volatility in prices from our suppliers, including our manufacturers located in China, have in the past and could in the future negatively affect our profitability and/or market share;

•	fluctuations in foreign exchange rates;

•	with respect to our stock repurchase program, prevailing stock market conditions generally, and the price of our stock specifically;

•	the bankruptcy or financial weakness of distributors or key customers, or the bankruptcy of or reduction in capacity of our key suppliers;

•
additional risk factors including: interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, and the inherent risks of our substantial foreign operations; and

•	seasonality in one or more of our product categories.

For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 10, 2017 and other filings with the Securities and Exchange Commission, as well as recent press releases. The Securities and Exchange Commission filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Summaries

The following related charts are provided:

•	Summary Unaudited Condensed Consolidated Financial Statements

•	Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

•	Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and Other Unaudited GAAP Data

About Plantronics

Plantronics is an audio pioneer and a global leader in the communications industry. We create intelligent and adaptive solutions that support our customers’ most important needs: experiencing and facilitating simple and clear communications while enjoying distraction-free environments.  Our solutions are used worldwide by consumers and businesses alike, and are an optimal choice for open office environments. From Unified Communications and customer service ecosystems, to data analytics and Bluetooth headsets, Plantronics delivers high-quality communications solutions that our customers count on today, while relentlessly innovating on behalf of their future. For more information visit plantronics.com.

Plantronics is a registered trademark of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95060
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2017	2016	2017
Net revenues	$216,183	$210,300	$439,289	$414,226
Cost of revenues	105,737	102,668	215,770	203,311
Gross profit	110,446	107,632	223,519	210,915
Gross profit %	51.1%	51.2%	50.9%	50.9%

Research, development, and engineering	22,379	19,932	44,723	41,145
Selling, general, and administrative	56,875	57,696	112,662	113,929
(Gain) loss, net from litigation settlements	(349)	(104)	4,390	(280)
Restructuring and other related charges (credits)	(415)	(51)	(1,463)	2,522
Total operating expenses	78,490	77,473	160,312	157,316
Operating income	31,956	30,159	63,207	53,599
Operating income %	14.8%	14.3%	14.4%	12.9%

Interest expense	(7,257)	(7,260)	(14,545)	(14,563)
Other non-operating income, net	1,340	1,826	3,692	2,740
Income before income taxes	26,039	24,725	52,354	41,776
Income tax expense	5,565	4,772	11,493	2,995
Net income	$20,474	$19,953	$40,861	$38,781

% of net revenues	9.5%	9.5%	9.3%	9.4%

Earnings per common share:
Basic	$0.63	$0.59	$1.27	$1.16
Diluted	$0.63	$0.59	$1.24	$1.14

Shares used in computing earnings per common share:
Basic	32,281	32,570	32,269	32,538
Diluted	32,726	32,809	32,865	33,111

Effective tax rate	21.4%	19.3%	22.0%	7.2%

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands)

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	September 30,
	2017	2017
ASSETS
Cash and cash equivalents	$301,970	$303,116
Short-term investments	178,179	197,278
Total cash, cash equivalents, and short-term investments	480,149	500,394
Accounts receivable, net	141,177	139,683
Inventory, net	55,456	60,999
Other current assets	22,195	33,310
Total current assets	698,977	734,386
Long-term investments	127,176	105,251
Property, plant, and equipment, net	150,307	146,830
Goodwill and purchased intangibles, net	15,577	15,498
Deferred tax and other assets	25,122	20,417
Total assets	$1,017,159	$1,022,382
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$42,885	$45,619
Accrued liabilities	74,285	68,434
Total current liabilities	117,170	114,053
Long-term debt, net of issuance costs	491,059	491,784
Long-term income taxes payable	11,729	11,997
Other long-term liabilities	15,045	16,881
Total liabilities	635,003	634,715
Stockholders' equity	382,156	387,667
Total liabilities and stockholders' equity	$1,017,159	$1,022,382

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2017	2016	2017
Cash flows from operating activities
Net Income	$20,474	$19,953	$40,861	$38,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,119	5,361	10,265	10,743
Amortization of debt issuance cost	363	363	725	725
Stock-based compensation	7,903	8,762	16,316	18,018
Deferred income taxes	(2,391)	(2,222)	2,499	4,384
Provision for excess and obsolete inventories	902	371	1,674	900
Restructuring charges (credits)	(415)	(51)	(1,463)	2,522
Cash payments for restructuring charges	(948)	(524)	(3,736)	(2,429)
Other operating activities	1,071	(1,644)	(849)	(1,141)
Changes in assets and liabilities:
Accounts receivable, net	(3,837)	(5,219)	(8,366)	1,246
Inventory, net	384	(3,603)	(1,102)	(5,844)
Current and other assets	(1,659)	(1,835)	(2,331)	(4,539)
Accounts payable	(2,935)	2,216	4,120	3,205
Accrued liabilities	11,814	9,079	10,444	(9,388)
Income taxes	431	5,401	(2,305)	(7,890)
Cash provided by operating activities	36,276	36,408	66,752	49,293

Cash flows from investing activities
Proceeds from sale of investments	51,155	9,324	125,504	30,895
Proceeds from maturities of investments	29,500	48,363	63,853	106,661
Purchase of investments	(85,638)	(50,670)	(192,349)	(133,949)
Capital expenditures	(6,612)	(3,705)	(14,191)	(6,752)
Cash provided by (used for) investing activities	(11,595)	3,312	(17,183)	(3,145)

Cash flows from financing activities
Repurchase of common stock	(8,189)	(25,730)	(26,828)	(39,222)
Employees' tax withheld and paid for restricted stock and restricted stock units	(331)	(304)	(9,123)	(10,789)
Proceeds from issuances under stock-based compensation plans	5,019	2,746	5,752	11,950
Payment of cash dividends	(5,001)	(5,043)	(9,971)	(10,057)
Other financing activities	761	—	761	—
Cash used for financing activities	(7,741)	(28,331)	(39,409)	(48,118)
Effect of exchange rate changes on cash and cash equivalents	42	1,243	(971)	3,116
Net increase in cash and cash equivalents	16,982	12,632	9,189	1,146
Cash and cash equivalents at beginning of period	227,473	290,484	235,266	301,970
Cash and cash equivalents at end of period	$244,455	$303,116	$244,455	$303,116

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2017	2016	2017
GAAP Gross profit	$110,446	$107,632	$223,519	$210,915
Stock-based compensation	778	890	1,620	1,792
Loss on sale of assets	—	—	—	899
Impairment of indirect tax asset	—	—	—	686
Non-GAAP Gross profit	$111,224	$108,522	$225,139	$214,292
Non-GAAP Gross profit %	51.4%	51.6%	51.3%	51.7%

GAAP Research, development, and engineering	$22,379	$19,932	$44,723	$41,145
Stock-based compensation	(2,408)	(2,008)	(4,892)	(4,109)
Purchase accounting amortization	(63)	(17)	(125)	(80)
Non-GAAP Research, development, and engineering	$19,908	$17,907	$39,706	$36,956

GAAP Selling, general, and administrative	$56,875	$57,696	$112,662	$113,929
Stock-based compensation	(4,717)	(5,864)	(9,804)	(12,117)
Executive transition costs	(2,759)	(549)	(2,759)	(549)
Non-GAAP Selling, general, and administrative	$49,399	$51,283	$100,099	$101,263

GAAP Operating expenses	$78,490	$77,473	$160,312	$157,316
Stock-based compensation	(7,125)	(7,872)	(14,696)	(16,226)
Executive transition costs	(2,759)	(549)	(2,759)	(549)
Restructuring and other related (charges) credits	415	51	1,463	(2,522)
Purchase accounting amortization	(63)	(17)	(125)	(80)
Non-GAAP Operating expenses	$68,958	$69,086	$144,195	$137,939

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA (CONTINUED)

	Three Months Ended			Six Months Ended
	September 30,			September 30,
	2016		2017	2016		2017
GAAP Operating income	$31,956		$30,159	$63,207		$53,599
Stock-based compensation	7,903		8,762	16,316		18,018
Restructuring and other related charges (credits)	(415)		(51)	(1,463)		2,522
Loss on sale of assets	—		—	—		899
Impairment of indirect tax asset	—		—	—		686
Executive transition costs	2,759		549	2,759		549
Purchase accounting amortization	63		17	125		80
Non-GAAP Operating income	$42,266		$39,436	$80,944		$76,353

GAAP Net income	$20,474		$19,953	$40,861		$38,781
Stock-based compensation	7,903		8,762	16,316		18,018
Executive transition costs	2,759		549	2,759		549
Restructuring and other related charges (credits)	(415)		(51)	(1,463)		2,522
Loss on sale of assets	—		—	—		899
Impairment of indirect tax asset	—		—	—		686
Purchase accounting amortization	63		17	125		80
Income tax effect of above items	(3,839)		(3,066)	(6,592)		(8,511)
Income tax effect of unusual tax items	(53)	(1)	—	(139)	(1)	(3,661)	(2)
Non-GAAP Net income	$26,892		$26,164	$51,867		$49,363

GAAP Diluted earnings per common share	$0.63		$0.59	$1.24		$1.14
Stock-based compensation	0.24		0.27	0.50		0.54
Executive transition costs	0.08		0.02	0.08		0.02
Restructuring and other related charges (credits)	(0.01)		—	(0.04)		0.08
Loss on sale of assets	—		—	—		0.03
Impairment of indirect tax asset	—		—	—		0.02
Income tax effect	(0.12)		(0.10)	(0.20)		(0.37)
Effect of participating securities(3)	—		0.02	—		0.03
Non-GAAP Diluted earnings per common share	$0.82		$0.80	$1.58		$1.49

Shares used in diluted earnings per common share calculation	32,726		32,809	32,865		33,111

(1)	Excluded amounts represent tax benefits from the release of tax reserves.
(2)	Excluded amounts represent tax benefits resulting from the correction of an immaterial error in the first quarter and the release of tax reserves.
(3)
Includes approximately $0.4 million and $0.9 million of net income for the three and six months ended September 30, 2017, respectively, associated with the application of the two-class method for computing diluted earnings per share.

Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and other Unaudited GAAP Data
($ in thousands, except per share data)
	Q117	Q217	Q317	Q417	Q118	Q218
GAAP Gross profit	$113,073	$110,446	$110,180	$107,671	$103,283	$107,632
Stock-based compensation	842	778	794	830	902	890
Loss on sale of assets	—	—	—	—	899	—
Impairment of indirect tax asset	—	—	—	—	686	—
Non-GAAP Gross profit	$113,915	$111,224	$110,974	$108,501	$105,770	$108,522
Non-GAAP Gross profit %	51.1%	51.4%	47.6%	51.9%	51.9%	51.6%

GAAP Operating expenses	$81,822	$78,490	$78,322	$77,660	$79,843	$77,473
Stock-based compensation	(7,571)	(7,125)	(7,895)	(7,704)	(8,354)	(7,872)
Restructuring and other related (charges) credits	1,048	415	(113)	(1,241)	(2,573)	51
Executive transition costs	—	(2,759)	—	—	—	(549)
Purchase accounting amortization	(62)	(63)	(62)	(63)	(63)	(17)
Non-GAAP Operating expenses	$75,237	$68,958	$70,252	$68,652	$68,853	$69,086

GAAP Operating income	$31,251	$31,956	$31,858	$30,011	$23,440	$30,159
Stock-based compensation	8,413	7,903	8,689	8,534	9,256	8,762
Restructuring and other related charges (credits)	(1,048)	(415)	113	1,241	2,573	(51)
Loss on sale of assets	—	—	—	—	899	—
Impairment of indirect tax asset	—	—	—	—	686	—
Executive transition costs	—	2,759	—	—	—	549
Purchase accounting amortization	62	63	62	63	63	17
Non-GAAP Operating income	$38,678	$42,266	$40,722	$39,849	$36,917	$39,436
Non-GAAP Operating income %	17.3%	19.6%	17.5%	19.1%	18.1%	18.8%

GAAP Income before income taxes	$26,315	$26,039	$24,963	$24,348	$17,051	$24,725
Stock-based compensation	8,413	7,903	8,689	8,534	9,256	8,762
Restructuring and other related charges (credits)	(1,048)	(415)	113	1,241	2,573	(51)
Loss on sale of assets	—	—	—	—	899	—
Impairment of indirect tax asset	—	—	—	—	686	—
Executive transition costs	—	2,759	—	—	—	549
Purchase accounting amortization	62	63	62	63	63	17
Non-GAAP Income before income taxes	$33,742	$36,349	$33,827	$34,186	$30,528	$34,002

GAAP Income tax expense (benefit)	$5,928	$5,565	$2,742	$4,831	$(1,777)	$4,772
Income tax effect of above items	2,753	3,839	3,012	2,202	5,445	3,066
Income tax effect of unusual tax items	86	53	2,002	479	3,661	—
Non-GAAP Income tax expense	$8,767	$9,457	$7,756	$7,512	$7,329	$7,838
Non-GAAP Income tax expense as a % of Non-GAAP Income before income taxes	26.0%	26.0%	22.9%	22.0%	24.0%	23.1%

Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and other Unaudited GAAP Data (Continued)
($ in thousands, except per share data)
	Q117	Q217	Q317	Q417	Q118	Q218
GAAP Net income	$20,387	$20,474	$22,221	$19,517	$18,828	$19,953
Stock-based compensation	8,413	7,903	8,689	8,534	9,256	8,762
Restructuring and other related charges (credits)	(1,048)	(415)	113	1,241	2,573	(51)
Loss on sale of assets	—	—	—	—	899	—
Impairment of indirect tax asset	—	—	—	—	686	—
Executive transition costs	—	2,759	—	—	—	549
Purchase accounting amortization	62	63	62	63	63	17
Income tax effect of above items	(2,753)	(3,839)	(3,012)	(2,202)	(5,445)	(3,066)
Income tax effect of unusual tax items	(86)	(53)	(2,002)	(479)	(3,661)	—
Non-GAAP Net income	$24,975	$26,892	$26,071	$26,674	$23,199	$26,164

GAAP Diluted earnings per common share	$0.62	$0.63	$0.68	$0.59	$0.57	$0.59
Stock-based compensation	0.26	0.24	0.26	0.26	0.28	0.27
Restructuring and other related charges (credits)	(0.03)	(0.01)	—	0.04	0.08	—
Loss on sale of assets	—	—	—	—	0.03	—
Impairment of indirect tax asset	—	—	—	—	0.02	—
Executive transition costs	—	0.08	—	—	—	0.02
Income tax effect	(0.09)	(0.12)	(0.15)	(0.08)	(0.28)	(0.10)
Effect of participating securities	—	—	—	—	—	0.02
Non-GAAP Diluted earnings per common share	$0.76	$0.82	$0.79	$0.81	$0.70	$0.80

Shares used in diluted earnings per common share calculation	32,818	32,726	32,826	33,056	33,211	32,809

SUMMARY OF UNAUDITED GAAP DATA
($ in thousands)
Net revenues from unaffiliated customers:
Enterprise	$155,897	$154,542	$157,345	$160,870	$154,605	$162,907
Consumer	67,209	61,641	75,588	48,084	49,321	47,393
Total net revenues	$223,106	$216,183	$232,933	$208,954	$203,926	$210,300
Net revenues by geographic area from unaffiliated customers:
Domestic	$128,238	$119,062	$123,719	$111,196	$108,810	$111,095
International	94,868	97,121	109,214	97,758	95,116	99,205
Total net revenues	$223,106	$216,183	$232,933	$208,954	$203,926	$210,300

Balance Sheet accounts and metrics:
Accounts receivable, net	$133,155	$136,779	$141,297	$141,177	$134,833	$139,683
Days sales outstanding (DSO)	54	57	55	61	60	60
Inventory, net	$53,912	$52,686	$58,026	$55,456	$57,571	$60,999
Inventory turns	8.2	8.0	8.5	7.3	7.0	6.7